                                               Filed pursuant to Rule 424(b)(2)
                                               Registration No. 333-55650

                PRICING SUPPLEMENT NO. K0063 DATED APRIL 4, 2002
(TO PROSPECTUS SUPPLEMENT DATED MARCH 1, 2001 AND PROSPECTUS DATED FEBRUARY 23,
                                     2001)
                RULE 424(b)(2)               FILE NO. 333-55650

                          $20,000,000 PRINCIPAL AMOUNT

                       SALOMON SMITH BARNEY HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES K
                        (REGISTERED NOTES -- FIXED RATE)

       PRINCIPAL-PROTECTED NOTES LINKED TO THE S&P 500 INDEX(R) DUE 2007

- The notes will mature on April 4, 2007. We will not make any payments on the notes prior to maturity.

- At maturity you will receive, for each $1,000 principal amount of notes, $1,000 plus an index return amount that is based on the return of the S&P 500 Index, subject to a quarterly appreciation cap of 10.75%. The index return amount may be zero but may not be less than zero.

- The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE PS-10.

"Standard & Poor's(R)", "Standard & Poor's 500(R)", "S&P 500(R)" and "S&P(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Salomon Smith Barney Holdings Inc. The notes have not been passed on by Standard & Poor's or The McGraw-Hill Companies, Inc. as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by Standard & Poor's or The McGraw-Hill Companies, Inc. Standard & Poor's and The McGraw-Hill Companies, Inc. make no warranties and bear no liability with respect to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

----------------------------------------------------------------------------------------------------------
                                                                                   PROCEEDS TO SALOMON
                                                  PRICE TO         AGENT'S      SMITH BARNEY HOLDINGS INC.
                                                   PUBLIC         DISCOUNT          (BEFORE EXPENSES)
                                               --------------    -----------    --------------------------
Per Note.....................................  $1,000.00         $10.00         $990.00
Total........................................  $20,000,000.00    $200,000.00    $19,800,000.00
----------------------------------------------------------------------------------------------------------

The notes are being offered through Salomon Smith Barney Inc., as principal.

                              SALOMON SMITH BARNEY

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Principal-Protected Notes Linked to the S&P 500 Index. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to fully understand the terms of the notes, certain information regarding how the S&P 500 Index is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes", which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE NOTES?

     The notes are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The notes mature on April 4, 2007 and do not provide for earlier redemption by you or by us. We will not make any periodic payments of interest on the notes or any other payments on the notes until maturity.

     You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

     Please refer to the sub-heading "What are the United States Federal Income Tax Consequences of Investing in the Notes?" in this summary, the section "Certain United States Federal Income Tax Considerations" in this pricing supplement and the section "United States Federal Income Tax Considerations" in the prospectus supplement for a description of the United States tax consequences of investing in the notes.

WHAT DOES "PRINCIPAL PROTECTED" MEAN?

     "Principal Protected" means that your principal investment in the notes is not at risk due to a decline in the S&P 500 Index.

WILL I RECEIVE INTEREST ON THE NOTES?

     We will not make any periodic payments of interest on the notes or any other payments on the notes until maturity. At maturity, in addition to your initial principal, you will receive an index return amount that is based on the index return (as described below) of the S&P 500 Index during the term of the notes.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     At maturity, you will receive a payment equal to the sum of $1,000 for each $1,000 principal amount of notes and an amount based on the index return of the S&P 500 Index, subject to a periodic cap of 10.75%. The index return amount may be zero, but may not be less than zero.

HOW WILL THE INDEX RETURN AMOUNT BE CALCULATED?

     The index return amount will equal the product of:

                             $1,000 * Index Return

     The index return, which is presented in this pricing supplement as a percentage, will equal the compounded value of the periodic capped returns for each reset period computed in the following manner:

 Product of [(1.00 + the periodic capped return) for each reset period] - 1.00

     The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

                         Ending Value - Starting Value
                        --------------------------------
                                 Starting Value

provided that the periodic capped return for any reset period will not in any circumstances be greater than 10.75%.

     Reset dates occur on the 21st day of each March, June, September and December, commencing June 21, 2002. We refer to the period between any two consecutive reset dates as reset periods.

     The starting value for the initial reset period will be 1153.59, the closing level of the S&P 500 Index on March 21, 2002, the date the notes were priced for initial sale to the public. The starting value for each subsequent reset period will equal the ending value with respect to the immediately preceding reset period.

     The ending value for any reset period other than the final reset period means the closing value of the S&P 500 Index on the reset date at the end of the period or, if that day is not an index business day, the closing value on the immediately following index business day. The ending value for the final reset date will equal the average closing value of the S&P 500 Index for the five index business days up to and including the date three index business days prior to maturity.

     If the ending value for any reset date is less than the starting value used for the computation of the periodic capped return for such reset date, then the periodic capped return for such reset date will be negative. However, the index return will not be less than zero (thus ensuring that the payment you receive on the maturity date will not be less than the amount of your original investment in the notes), nor can it be more than 670.68% (a maximum value that represents an increase of the S&P 500 Index of at least 10.75% in each reset period).

     If no closing level of the S&P 500 Index is available on any index business day because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the ending value will be the arithmetic mean, as determined by the calculation agent, of the value of the S&P 500 Index obtained from as many dealers in equity securities (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the ending value of the S&P 500 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring.

     For more specific information about the "periodic capped return" and the "index return," please see "Description of the Notes -- Index Return Amount" in this pricing supplement.

     The amount payable to you at maturity is dependent upon the performance of the S&P 500 Index during each of the reset periods, provided however, that the payment you receive at maturity will not be less than the amount of your original investment in the notes. The notes provide less opportunity for appreciation than a direct investment in the S&P 500 Index because the periodic cap will operate to limit the portion of any appreciation in the value of the S&P 500 Index in which you will share to the first 10.75% of any increase in the value of the S&P 500 Index in any reset period, but not limit your exposure to any depreciation in the value of the S&P 500 Index in any given period. In addition, since the index return may be zero, the payment you receive on the maturity date may not be greater than your initial investment in the notes. In no event, however, will the maturity payment be less than your initial investment in the notes.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     The index return is dependent on the value of the S&P 500 Index as of each reset date. Because the value of the S&P 500 Index may be subject to significant variations over the term of the notes, it is not possible to present a chart or table illustrating a complete range of possible payments on the maturity date. The examples of hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the level of the S&P 500 Index on the amount payable on the notes on the maturity date. All of the hypothetical examples assume that the investment in the notes is $1,000, that the initial starting value of the S&P 500 Index is 1153.59, that the periodic capped return cannot exceed 10.75%, that the reset date is on the 21st day of each March, June, September and December, commencing June 21, 2001 and that the maturity date is April 4, 2007. The S&P 500 Index levels illustrated in each of the examples have been rounded to the nearest whole number.
--------------------------------------------------------------------------------

EXAMPLE 1:THE VALUE OF THE S&P 500 INDEX AT MATURITY IS GREATER THAN ITS VALUE
          AT ISSUANCE AND THE S&P 500 INDEX APPRECIATED BY 8% (AN AMOUNT LESS THAN THE 10.75% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                              JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH
                              2002        2002        2002        2003        2003        2003        2003        2004
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    1,246       1,346       1,453       1,569       1,695       1,831       1,977       2,135
Periodic Capped Return        8.00%       8.00%       8.00%       8.00%       8.00%       8.00%       8.00%       8.00%
                            DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER
                              2006        2007        2005        2005        2005        2006        2006        2006
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    2,690       2,905       3,137       3,388       3,659       3,952       4,268       4,610
Periodic Capped Return        8.00%       8.00%       8.00%       8.00%       8.00%       8.00%       8.00%       8.00%

Closing Value of the Index    2,306       2,491
Periodic Capped Return        8.00%       8.00%
Closing Value of the Index    4,979       5,377
Periodic Capped Return        8.00%       8.00%

INDEX
RETURN = [(1.00 + 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00
+ 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00
+ 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00
+ 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00 + 0.08) X (1.00
+ 0.08)] - 1.00 = 3.6610 OR 366.10%.

INDEX RETURN AMOUNT = $1000.00 X 3.6610 = $3660.96

MATURITY PAYMENT = $1000.00 + $3660.96 = $4660.96 PER NOTE.
--------------------------------------------------------------------------------

EXAMPLE 2:THE VALUE OF THE S&P 500 INDEX AT MATURITY IS GREATER THAN ITS VALUE
          AT ISSUANCE AND THE S&P 500 INDEX APPRECIATED BY 10.75% (AN AMOUNT EQUAL TO THE 10.75% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                              JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH
                              2002        2002        2002        2003        2003        2003        2003        2004
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    1,278       1,415       1,567       1,736       1,922       2,129       2,358       2,611
Periodic Capped Return       10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%
                            DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER
                              2006        2007        2005        2005        2005        2006        2006        2006
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    3,547       3,928       4,350       4,818       5,336       5,910       6,545       7,248
Periodic Capped Return       10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%

Closing Value of the Index    2,892       3,202
Periodic Capped Return       10.75%      10.75%
Closing Value of the Index    8,028       8,890
Periodic Capped Return       10.75%      10.75%

INDEX
RETURN = [(1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075)
X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00
+ 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 +
0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075)
X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075)] - 1.00 = 6.7068 OR
670.68%.

INDEX RETURN AMOUNT = $1000.00 X 6.7068 = $6706.81

MATURITY PAYMENT = $1000.00 + $6706.81 = $7706.81 PER NOTE. THIS IS THE MAXIMUM POSSIBLE PAYMENT ON THE MATURITY DATE.

--------------------------------------------------------------------------------

EXAMPLE 3 THE VALUE OF THE S&P 500 INDEX AT MATURITY IS GREATER THAN ITS VALUE
          AT ISSUANCE AND THE S&P 500 INDEX APPRECIATED BY 13.50% (AN AMOUNT GREATER THAN THE 10.75% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                              JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH
                              2002        2002        2002        2003        2003        2003        2003        2004
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    1,309       1,486       1,687       1,914       2,173       2,466       2,799       3,177
Periodic Capped Return       10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%
                            DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER
                              2006        2007        2005        2005        2005        2006        2006        2006
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    4,645       5,272       5,984       6,792       7,709       8,750       9,931      11,271
Periodic Capped Return       10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%

Closing Value of the Index    3,606       4,093
Periodic Capped Return       10.75%      10.75%
Closing Value of the Index   12,793      14,520
Periodic Capped Return       10.75%      10.75%

INDEX
RETURN = [(1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075)
X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00
+ 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 +
0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075)
X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075)] - 1.00 = 6.7068 OR
670.68%.

INDEX RETURN AMOUNT = $1000.00 X 6.7068 = $6706.81

MATURITY PAYMENT = $1000.00 + $6706.81 = $7706.81 PER NOTE. THIS IS THE MAXIMUM POSSIBLE PAYMENT ON THE MATURITY DATE.
--------------------------------------------------------------------------------

EXAMPLE 4:THE VALUE OF THE S&P 500 INDEX AT MATURITY IS LESS THAN ITS VALUE AT
          ISSUANCE AND THE S&P 500 INDEX DECLINED STEADILY THROUGHOUT THE TERM OF THE NOTES:

                              JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH
                              2002        2002        2002        2003        2003        2003        2003        2004
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    1,128       1,103       1,078       1,053       1,028       1,003        977         952
Periodic Capped Return       -2.18%      -2.23%      -2.28%      -2.33%      -2.39%      -2.45%      -2.51%      -2.58%
                            DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER
                              2006        2007        2005        2005        2005        2006        2006        2006
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index     877         852         826         801         776         751         726         701
Periodic Capped Return       -2.79%      -2.87%      -2.96%      -3.05%      -3.14%      -3.24%      -3.35%      -3.47%

Closing Value of the Index     927         902
Periodic Capped Return       -2.64%      -2.71%
Closing Value of the Index     675         650
Periodic Capped Return       -3.59%      -3.73%

INDEX
RETURN = [(1.00 + -0.0218) X (1.00 + -0.0223) X (1.00 + -0.0228) X (1.00 + -0.0
233) X (1.00 + -0.0239) X (1.00 + -0.0245) X (1.00 + -0.0251) X (1.00 +
-0.0258) X (1.00 + -0.0264) X (1.00 + -0.0271) X (1.00 + -0.0279) X (1.00 +
-0.0287) X (1.00 + -0.0296) X (1.00 + -0.0305) X (1.00 + -0.0314) X (1.00 +
-0.0324) X (1.00 + -0.0335) X (1.00 + -0.0347) X (1.00 + -0.0359) X (1.00 +
-0.0373)] - 1.00 = -0.4363 OR -43.63% BUT THE INDEX RETURN CANNOT BE LESS THAN ZERO.

INDEX RETURN AMOUNT = $1000.00 X 0.0000 = $0.00

MATURITY PAYMENT = $1000.00 + $0.00 = $1000.00 PER NOTE.

--------------------------------------------------------------------------------

EXAMPLE 5 THE VALUE OF THE S&P 500 INDEX AT MATURITY IS GREATER THAN ITS VALUE
          AT ISSUANCE AND THE S&P 500 INDEX INCREASED BY 10.75% IN ALL BUT ONE OF THE RESET PERIODS DURING THE TERM OF THE NOTES. IF THE DECLINE IS GREATER THAN OR EQUAL TO APPROXIMATELY 86% FOR ANY ONE RESET PERIOD, THE INDEX RETURN WILL BE REDUCED TO ZERO:

                              JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH
                              2002        2002        2002        2003        2003        2003        2003        2004
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    1,278       1,415       1,567       1,736       1,922       2,129       2,358       2,611
Periodic Capped Return       10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%
                            DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER
                              2006        2007        2005        2005        2005        2006        2006        2006
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    3,547       3,928       4,350       4,818       5,336       5,910       6,545       7,248
Periodic Capped Return       10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%      10.75%

Closing Value of the Index    2,892       3,202
Periodic Capped Return       10.75%      10.75%
Closing Value of the Index    1,015       1,319
Periodic Capped Return       -86.00%     10.75%

INDEX
RETURN = [(1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075)
X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00
+ 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 +
0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075)
X (1.00 + 0.1075) X (1.00 + -0.86) X (1.00 + 0.1075)] -1.00 = -0.0258 OR -2.58%
BUT THE INDEX RETURN CANNOT BE LESS THAN ZERO.

INDEX RETURN AMOUNT = $1000.00 X 0.0000 = $0.00

MATURITY PAYMENT = $1000.00 + $0.00 = $1000.00 PER NOTE.
--------------------------------------------------------------------------------

EXAMPLE 6:THE VALUE OF THE S&P 500 INDEX AT MATURITY IS LESS THAN ITS VALUE AT
          ISSUANCE AND THE VALUE OF THE S&P 500 INDEX FLUCTUATED DURING THE TERM OF THE NOTES, DECLINING IN ONE HALF OF THE RESET PERIODS AND INCREASING IN THE OTHER HALF OF THE RESET PERIODS, WITH THE MAGNITUDE OF THE INCREASES AND DECLINES BEING EQUAL:

                              JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH
                              2002        2002        2002        2003        2003        2003        2003        2004
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    1,278       1,415       1,263       1,127       1,248       1,382       1,234       1,101
Periodic Capped Return       10.75%      10.75%      -10.75%     -10.75%     10.75%      10.75%      -10.75%     -10.75%
                            DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER
                              2006        2007        2005        2005        2005        2006        2006        2006
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index     971        1,076        960         857         949         847         756         837
Periodic Capped Return       10.75%      10.75%      -10.75%     -10.75%     10.75%      -10.75%     -10.75%     10.75%

Closing Value of the Index     983         877
Periodic Capped Return       -10.75%     -10.75%
Closing Value of the Index     927        1,027
Periodic Capped Return       10.75%      10.75%

INDEX
RETURN = [(1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + -0.1075) X (1.00 +
-0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + -0.1075) X (1.00 +
-0.1075) X (1.00 + -0.1075) X (1.00 + -0.1075) X (1.00 + 0.1075) X (1.00 +
0.1075) X (1.00 + -0.1075) X (1.00 + -0.1075) X (1.00 + 0.1075) X (1.00 +
-0.1075) X (1.00 + -0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 +
0.1075)] - 1.00 = -0.1097 OR -10.97% BUT THE INDEX RETURN CANNOT BE LESS THAN ZERO.

INDEX RETURN AMOUNT = $1000.00 X 0.0000 = $0.00

MATURITY PAYMENT = $1000.00 + $0.00 = $1000.00 PER NOTE.

--------------------------------------------------------------------------------

EXAMPLE 7 THE VALUE OF THE S&P 500 INDEX AT MATURITY IS GREATER THAN ITS VALUE
          AT ISSUANCE AND THE VALUE OF THE S&P 500 INDEX FLUCTUATED DURING THE TERM OF THE NOTES, DECLINING IN ONE HALF OF THE RESET PERIODS AND INCREASING IN THE OTHER HALF OF THE RESET PERIODS, WITH THE MAGNITUDE OF THE INCREASES BEING SIGNIFICANTLY GREATER THAN THE MAGNITUDE OF THE
          DECLINES:

                              JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH
                              2002        2002        2002        2003        2003        2003        2003        2004
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    1,278       1,415       1,344       1,277       1,414       1,566       1,488       1,414
Periodic Capped Return       10.75%      10.75%      -5.00%      -5.00%      10.75%      10.75%      -5.00%      -5.00%
                            DECEMBER      MARCH       JUNE      SEPTEMBER   DECEMBER      MARCH       JUNE      SEPTEMBER
                              2006        2007        2005        2005        2005        2006        2006        2006
                            ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Closing Value of the Index    1,413       1,565       1,733       1,919       1,823       1,732       1,918       2,125
Periodic Capped Return       10.75%      10.75%      10.75%      10.75%      -5.00%      -5.00%      10.75%      10.75%

Closing Value of the Index    1,343       1,276
Periodic Capped Return       -5.00%      -5.00%
Closing Value of the Index    2,018       1,917
Periodic Capped Return       -5.00%      -5.00%

INDEX
RETURN = [(1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + -0.05) X (1.00 + -0.05) X
(1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + -0.05) X (1.00 + -0.05) X (1.00 +
-0.05) X (1.00 + -0.05) X (1.00 + 0.1075) X (1.00 + 0.1075) X (1.00 + 0.1075) X
(1.00 + 0.1075) X (1.00 + -0.05) X (1.00 + -0.05) X (1.00 + 0.1075) X (1.00 +
0.1075) X (1.00 + -0.05) X (1.00 + -0.05)] - 1.00 = 0.6622 OR 66.22%.

INDEX RETURN AMOUNT = $1000.00 X 0.6622 = $662.16

MATURITY PAYMENT = $1000.00 + $662.16 = $1662.16 PER NOTE.

WHAT IS THE S&P 500 INDEX AND WHAT DOES IT MEASURE?

     Unless otherwise stated, all information on the S&P 500 Index provided in this pricing supplement is derived from S&P or other publicly available sources. The S&P 500 Index is published by Standard & Poor's ("S&P") and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of January 31, 2001, the 500 companies included in the S&P 500 Index represented approximately 85% of the aggregate market value of common stocks traded on the New York Stock Exchange ("NYSE"); however, these 500 companies are not the 500 largest companies listed on the NYSE, and not all of these 500 companies are listed on the NYSE. As of January 31, 2001, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 78% of the aggregate market value of the United States domestic, public companies. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. As of January 31, 2001, the 500 companies included in the S&P 500 Index were divided into 107 individual groups.

     These individual groups comprised the following four main groups of companies (with the number of companies currently included in each group indicated in parentheses): Industrials (378), Financial (73), Utilities (39) and Transportation (10). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. For more information, please refer to the section "Description of the S&P 500 Index" in this pricing supplement. Please note that an investment in the notes does not entitle you to any ownership or other interest in the stocks of the companies included in the S&P 500 Index.

WHAT ARE THE U.S FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     Because the notes are contingent payment debt obligations of Salomon Smith Barney Holdings, United States holders of a note will be required to include original issue discount ("OID") for United States federal income tax purposes in gross income on a constant yield basis over the term of the note. This tax OID will be includible in a United States holder's gross income (as ordinary income) over the term of the note prior to receiving payment on the note at maturity. The amount of the tax OID is calculated based in part on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a United States holder will have recognized taxable income in periods prior to maturity that exceeds that holder's economic income from holding the note during such periods (with an offsetting ordinary loss). If a United States holder disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement and "United States Federal Income Tax Considerations" in the prospectus supplement.

HOW HAS THE S&P 500 INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the closing values of the S&P 500 Index on the last index business day of each month from January 1997 to March 2002, and the closing values of the S&P 500 Index on the last index business day of December from 1947 through 2001. You can find these tables in the section "Description of the S&P 500 Index -- Historical Data on the Index" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the S&P 500 Index in various economic environments; however, past performance is not necessarily indicative of how the S&P 500 Index will perform in the future. You should refer to the section "Risk Factors Relating to the Notes -- The Historical Performance of the S&P 500 Index Is Not an Indication of the Future Performance of the S&P 500 Index."

WHAT IS THE ROLE OF SALOMON SMITH BARNEY HOLDINGS' SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Our subsidiary, Salomon Smith Barney Inc., is the agent for the offering and sale of the notes. After the initial offering, Salomon Smith Barney Inc. and/or other of our broker-dealer affiliates intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Salomon Smith Barney Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Salomon Smith Barney Inc. calculated the starting value, will calculate the ending value, the index return, if any, and the index return amount, if any, on the maturity date and will determine whether a market disruption event has occurred. Potential conflicts of interest may exist between Salomon Smith Barney Inc. and you as a holder of the notes.

CAN YOU TELL ME MORE ABOUT SALOMON SMITH BARNEY HOLDINGS?

     Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1997 are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                          2001    2000    1999    1998    1997
                                                          ----    ----    ----    ----    ----
Ratio of earnings to fixed charges......................  1.34    1.32    1.46    1.11    1.17

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

     An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") or a plan that is subject to Section 4975 of the Internal Revenue Code, including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be "plan assets" under ERISA regulations, will be permitted to purchase, hold and dispose of the notes only on the condition that such plan or entity makes the deemed representation that its purchase, holding and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. Government plans subject to any substantially similar law will also be subject to this condition.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this pricing supplement and "Risk Factors" in the accompanying prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2001 and (ii) Current Reports on Form 8-K filed on January 18, 2002, January 23, 2002 and March 19, 2002. You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the S&P 500 Index, and other events that are difficult to predict and beyond our control.

YOU WILL NOT RECEIVE ANY PERIODIC PAYMENTS OF INTEREST

     You will not receive any periodic payments of interest or any other periodic payments on the notes.

THE INDEX RETURN AMOUNT PAYABLE ON THE MATURITY DATE MAY BE ZERO

     If the ending value of the S&P 500 Index is less than the starting value of the S&P 500 Index for any reset period during the term of the notes, the value of the periodic capped return for that reset period will be less than zero. Because the index return used to determine the amount, if any, payable to you on the maturity date is based on the compounded value of the periodic capped returns for each of the reset periods, the likelihood that the index return amount will be zero increases as the number of periodic capped return values that are negative increases and as the size of the decline in the value of the S&P 500 Index in any reset period increases. As demonstrated by some of the hypothetical examples in the section "Summary Information -- Q&A -- Maturity Payment -- Hypothetical Examples", the index return amount may be equal to zero even if the value of the S&P 500 Index increases during one or more reset periods during the term of the notes or if the value of the S&P 500 Index as of the maturity date is greater than the value of the S&P 500 Index on the date the notes are priced. In fact, as a result of the 10.75% cap on appreciation in each reset period and a total of 20 reset periods, if the S&P 500 Index declines in any single reset period by approximately 86% or more, the index return amount will be zero, even if the value of the S&P 500 Index increases in every other reset period. If the index return amount is zero, on the maturity date, you will receive only the $1,000 principal amount per note.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY, AND MAY BE ZERO

     The amount we will pay to you on the maturity date may be less than the return you could have earned on other investments. Because the value of the S&P 500 Index as of each reset date during the term of the notes may be less than, equal to or only slightly greater than its value on the immediately preceding reset date or the date the notes are issued, and because of the effect of the appreciation cap, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed rate, non-callable debt security of Salomon Smith Barney Holdings of comparable maturity.

     In addition, any such return may not fully compensate you for any opportunity cost to you when inflation and other factors relating to the time value of money are taken into account.

THE HISTORICAL PERFORMANCE OF THE S&P 500 INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE S&P 500 INDEX

     The historical performance of the S&P 500 Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the S&P 500 Index. While the trading prices of the underlying stocks of the S&P 500 Index will determine the value of the index, it is impossible to predict whether the value of the index will fall or rise. Trading prices of the underlying stocks of the S&P 500 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or of a particular underlying stock.

BECAUSE OF THE PERIODIC CAPPED RETURN, YOUR POSITIVE RETURN ON THE NOTES MAY BE LESS THAN YOUR RETURN ON A SIMILAR INDEXED INSTRUMENT THAT IS DIRECTLY LINKED TO THE S&P 500 INDEX

     As a result of the periodic capped return, the notes provide less opportunity for equity appreciation than a direct investment in the stocks underlying the S&P 500 Index. The periodic capped return will operate to limit the portion of any appreciation in the value of the S&P 500 Index in which you will share to the first 10.75% of any increase in any reset period, but will not limit your exposure to any depreciation in the value of the S&P 500 Index. In no event, however, will the maturity payment be less than your initial investment in the notes. If the value of the S&P 500 Index increases by more than 10.75% in any reset period during the term of the notes, your return on the notes will be less than your return on the underlying stocks or a similar security that was directly linked to the S&P 500 Index but was not subject to an appreciation cap.

YOUR RETURN ON THE NOTES WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE S&P 500 INDEX

     Your return on the notes will not reflect the return you would realize if you actually owned the stocks underlying the S&P 500 Index because of the effect of the appreciation cap and because S&P calculates the S&P 500 Index by reference to the prices of stocks comprising the S&P 500 Index without taking into consideration the value of any dividends paid on those stocks.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN YOU ORIGINALLY INVEST

     We believe that the value of your notes will be affected by the supply of and demand for the notes, the value of the S&P 500 Index and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell your notes prior to maturity may be substantially less than the amount you originally invest if, at such time, the value of the S&P 500 Index is less than, equal to or not sufficiently above the value of the S&P 500 Index when you purchase the notes. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

     Value of the S&P 500 Index. We expect that the market value of the notes will likely depend substantially on the relationship between the value of the S&P 500 Index on the date the notes are priced for initial sale to the public and the future value of the S&P 500 Index. If you choose to sell your notes when the value of the S&P 500 Index exceeds the starting value, you may receive substantially less than the amount that would be payable at maturity based on that value of the S&P 500 Index because of the effect on the index return of previously determined periodic capped returns and expectations that the S&P 500 Index will continue to fluctuate between such time and the time when subsequent ending values of the S&P 500 Index are determined. If you choose to sell your notes when the value of the S&P 500 Index is below the value as of the date the notes are issued, you may receive less than your original investment. In general, rising U.S. dividend rates (i.e., dividends per share) may increase the value of the S&P 500 Index, while falling U.S. dividend rates may decrease the value of the S&P 500 Index. Political, economic and other developments that affect the underlying stocks of the S&P 500 Index may also affect the value of the S&P 500 Index and, thus, the value of the notes. Because the index return is based on the compounded value of the periodic capped returns for each of the reset periods and will be reduced if the ending value of the S&P 500 Index is less than the starting value of the S&P 500 Index for any reset period, the price at which you will be able to sell your notes prior to the maturity date may be less than the amount originally invested, even if the value of the S&P 500 Index when you sell your notes is equal to, or higher than, the value of the S&P 500 Index at the time you bought your notes. The effect of the current S&P 500 Index value on the market value of the notes will likely decrease significantly over time during the term of the notes because the periodic capped return (and thus a portion of the index return) will be determined on each reset date.

     Volatility of the S&P 500 Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the S&P 500 Index increases or decreases, the trading value of the notes may be adversely affected. The effect of the volatility of the S&P 500 Index on the market value of the notes will likely decrease significantly over time during the term of the notes because the periodic capped return (and thus a portion of the index return) will be determined on each reset date.

     Events involving the companies comprising the S&P 500 Index. General economic conditions and earnings results of the companies whose common stocks comprise the S&P 500 Index and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those common stocks increase, the value of the notes may be adversely affected because the S&P 500 Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the common stocks decrease, the value of the notes may be favorably affected.

     Interest rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the notes may decrease, and if U.S. interest rates decrease, the value of the notes may increase. Interest rates may also affect the economy and, in turn, the value of the S&P 500 Index, which (for the reasons discussed above) would affect the value of the notes. Rising interest rates may lower the value of the S&P 500 Index and, thus, the value of the notes. Falling interest rates may increase the value of the S&P 500 Index and, thus, the value of the notes.

     Time remaining to maturity. As a result of a "time premium," the notes may trade at a value above that which would be expected based on the level of interest rates and the value of the S&P 500 Index the longer the time remaining to maturity. A "time premium" results from expectations concerning the value of the S&P 500 Index during the period prior to the maturity of the notes. However, as the time remaining to the maturity of the notes decreases, this time premium may decrease, decreasing the market value of the notes.

     Salomon Smith Barney Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the value of the S&P 500 Index.

     In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

THERE WILL BE NO SECONDARY MARKET FOR THE NOTES

     There is currently no secondary market for the notes. The notes will not be listed on a national securities exchange. Accordingly, the liquidity of the notes may be limited.

SALOMON SMITH BARNEY INC., AN AFFILIATE OF SALOMON SMITH BARNEY HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Because Salomon Smith Barney Inc., which is acting as the calculation agent for the notes, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE S&P 500 INDEX OR DERIVATIVE INSTRUMENTS RELATED TO THE INDEX BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS

     Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell the underlying stocks of the S&P 500 Index or derivative instruments relating to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the S&P 500 Index and therefore the S&P 500 Index.

     Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the notes and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE PAYMENTS YOU RECEIVE ON THE NOTES WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF SALOMON SMITH BARNEY HOLDINGS

     If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of a holder of notes may be limited and any recovery will likely be substantially delayed.

                            DESCRIPTION OF THE NOTES

GENERAL

     The description in this pricing supplement of the particular terms of the Principal-Protected Notes Linked to the S&P 500 Index Due 2007 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

INTEREST

     We will not make any periodic payments of interest or any other payments on the notes until maturity. At maturity, in addition to your initial principal, you will receive an index return amount as described below.

PAYMENT AT MATURITY

     The notes will mature on April 4, 2007. At maturity, you will receive a payment equal to the sum of $1,000 for each $1,000 principal amount of notes and an amount based on the index return of the S&P 500 Index.

     The index return amount will be calculated by compounding the periodic capped returns as determined over the term of the notes. The index return allows you to participate in the first 10.75% of any appreciation in the value of the S&P 500 Index in the period between the issue date and the first reset date and in any subsequent reset period during the term of the notes. The index return may not be less than zero.

INDEX RETURN AMOUNT

     The index return amount will equal the product of:

                             $1,000 * Index Return

     The index return, which is presented in this pricing supplement as a percentage, will equal the compounded value of the periodic capped returns for each reset period computed in the following manner:

 Product of [(1.00 + the periodic capped return) for each reset period] - 1.00

     The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

                         Ending Value - Starting Value
                      ------------------------------------
                                 Starting Value

provided that the periodic capped return for any reset period will not in any circumstances be greater than 10.75%.

     Reset dates occur on the 21st day of each March, June, September and December, commencing June 21, 2002. We refer to the period between any two consecutive reset dates as reset periods.

     The starting value for the initial reset period will be 1153.59, the closing level of the S&P 500 on March 21, 2002, the date the notes were priced for initial sale to the public. The starting value for each subsequent reset period will equal the ending value with respect to the immediately preceding reset period.

     The ending value for any reset period other than the final reset period means the closing value of the S&P 500 Index on the reset date at the end of the period or, if that day is not an index business day, the closing value on the immediately following index business day. The ending value for the final reset date will equal the average closing value of the S&P 500 Index for the five index business days up to and including the date three index business days prior to maturity.

     If the ending value for any reset date is less than the starting value used for the computation of the periodic capped return for such reset date, then the periodic capped return for such reset date will be negative. However, the index return will not be less than zero (thus ensuring that the payment you receive on the maturity date will not be less than the amount of your original investment in the notes), nor can it be more than 670.68% (a maximum value that represents an increase of the S&P 500 Index of at least 10.75% in each reset period).

     If no closing level of the S&P 500 Index is available on any index business day because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the ending value will be the arithmetic mean, as determined by the calculation agent, of the value of the S&P 500 Index obtained from as many dealers in equity securities (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the ending value of the S&P 500 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring.

     An index business day means a day, as determined by the calculation agent, on which the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange are open for trading (or would have been open for trading, but for the occurrence of a market disruption event) and the S&P 500 Index or any successor index is calculated and published. The calculation agent may, in its sole discretion, add to or delete from the definition of "index business day" any major U.S. exchange or market which commences or ceases to serve as a primary exchange or market upon which a stock underlying the S&P 500 Index trades or as an exchange upon which a futures contract, an option contract, or an option on a future contract relating to the S&P 500 Index trades. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

     A market disruption event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (a) 20% or more of the number of underlying stocks which then comprise the S&P 500 Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts, relating to the S&P 500 Index or any successor index, or (c) any options or futures contracts, relating to 20% or more of the number of underlying stocks which then comprise the S&P 500 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     If no value of the S&P 500 Index is available on any index business day because of a market disruption event or otherwise, the value of the S&P 500 Index for that index business day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the S&P 500 Index obtained from as many dealers in equity securities (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the S&P 500 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring.

     Based on the information currently available to us, on each of September 11, 12, 13 and 14, 2001, the NYSE suspended all trading for the entire day, and on October 27, 1997, the NYSE suspended all trading during the one-half hour period preceding the close of trading. If any such suspension of trading occurred during the term of the notes, it would constitute a market disruption event. The existence or non-existence of these circumstances, however, is not necessarily indicative of the likelihood of these circumstances arising or not arising in the future.

     The amount payable to you at maturity is dependent upon the performance of the S&P 500 Index during each of the reset periods, provided however, that the payment you receive at maturity will not be less than the amount of your original investment in the notes. The notes provide less opportunity for appreciation than a direct investment in the S&P 500 Index because the periodic cap will operate to limit the portion of any appreciation in the value of the S&P 500 Index in which you will share to the first 10.75% of any increase in the value of the S&P 500 Index in any reset period, but not limit your exposure to any depreciation in the value of the S&P 500 Index in any given period. In addition, since the index return may be zero, the payment you receive on the maturity date may not be greater than your initial investment in the notes. In no event, however, will the maturity payment be less than your initial investment in the notes.

DISCONTINUANCE OF THE S&P 500 INDEX

     If S&P discontinues publication of the S&P 500 Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the S&P 500 Index, then the ending value as of any succeeding reset date will be determined by reference to the value of that index, which we refer to as a "successor index".

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the notes.

     If S&P discontinues publication of the S&P 500 Index and a successor index is not selected by the calculation agent or is no longer published on any reset date, the value to be substituted for the S&P 500 Index for any such reset date used to calculate the index return amount will be a value computed by the calculation agent for such reset date in accordance with the procedures last used to calculate the S&P 500 Index prior to any such discontinuance.

     If S&P discontinues publication of the S&P 500 Index prior to the period during which the index return amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each index business day until the earlier to occur of (a) the determination of the ending value and (b) a determination by the calculation agent that a successor is available, the calculation agent will determine the value that is to be used in computing the index return amount as described in the preceding paragraph as if such day were a reset date. The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to those values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect trading in the notes.

     If a successor index is selected or the calculation agent calculates a value as a substitute for the S&P 500 Index as described above, the successor index or value will be substituted for the S&P 500 Index for all purposes, including for purposes of determining whether an index business day or market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the S&P 500 Index or a successor index is changed in any material respect, or if the S&P 500 Index or a successor index is in any other way modified so that the value of the S&P 500 Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the S&P 500 Index or the successor index as if the changes or modifications had not been made, and calculate the closing value with reference to the S&P 500 Index or the successor index. Accordingly, if the method of calculating the S&P 500 Index or the successor index is modified so that the value of the S&P 500 Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the S&P 500 Index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

HYPOTHETICAL RETURNS

     For a presentation of the return on the notes according to various hypothetical returns on the S&P 500 Index, see the example set forth under the heading "Summary Information -- Q&A -- Maturity Payment -- Hypothetical Examples" beginning on page PS-4.

     The examples are for purposes of illustration only. The actual index return amount will depend on the starting value and the actual ending value as of any reset date determined by the calculation agent as provided in this pricing supplement. Historical and indicative value data regarding the S&P 500 Index are included in this pricing supplement under "Description of the S&P 500
Index -- Historical Data on the S&P 500 Index."

PAYING AGENT, TRUSTEE AND CUSIP

     Citibank, N.A. will serve as paying agent and registrar for the notes and will also hold the global security representing the notes as custodian for DTC. Bank One Trust Company, N.A., as successor trustee under an indenture dated as of December 1, 1988, as amended from time to time, will serve as trustee for the notes.

     The CUSIP number for the notes is 79548EJM5.

CALCULATION AGENT

     The calculation agent for the notes will be Salomon Smith Barney Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Salomon Smith Barney Holdings and the holders of the notes. Because the calculation agent is an affiliate of Salomon Smith Barney Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the notes. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                        DESCRIPTION OF THE S&P 500 INDEX

GENERAL

     Unless otherwise stated, all information on the S&P 500 Index provided in this pricing supplement is derived from S&P or other publicly available sources. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. S&P is under no obligation to continue to publish the S&P 500 Index and may discontinue publication of the S&P 500 Index at any time.

     The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate market value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of January 31, 2001, the 500 companies included in the S&P 500 Index represented approximately 85% of the aggregate market value of common stocks traded on the NYSE; however, these 500 companies are not the 500 largest companies listed on the NYSE, and not all of these 500 companies are listed on the NYSE. As of January 31, 2001, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 78% of the aggregate market value of United States domestic, public companies. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. For more information concerning the composition of the S&P 500 Index see S&P's website at http://www.spglobal.com.

     THE S&P 500 INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE INDEX RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

COMPUTATION OF THE INDEX

     While S&P currently employs the following methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the index return amount, if any, payable to the beneficial owners of the notes.

     S&P currently computes the S&P 500 Index as of a particular time as follows:

          (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of such time (such product referred to as the "market value" of such stock);

          (b) the market value of all component stocks as of such time (as determined under clause (a) above) are aggregated;

          (c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

          (d) the mean average market values of all such common stocks over such base period (as determined under clause (c) above) are aggregated (such aggregate amount being referred to as the "base value");

          (e) the aggregate market value of all component stocks as of such time (as determined under clause (b) above) is divided by the base value; and

          (f) the resulting quotient (expressed in decimals) is multiplied by ten.

     S&P adjusts the foregoing formula to negate the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the S&P 500 Index, and other reasons. In all such cases, S&P first recalculates the aggregate market value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the new base value in accordance with the following formula:

Old Base Value X New Market Value
---------------------------------  = New Base Value
        Old Market Value

     The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the S&P 500 Index.

HISTORICAL DATA ON THE INDEX

     The following table sets forth the value of the S&P 500 Index at the end of each month in the period from January 1997 through March 2002. These historical data on the S&P 500 Index are not necessarily indicative of the future performance of the S&P 500 Index or what the value of the notes may be. Any historical upward or downward trend in the value of the S&P 500 Index during any period set forth below is not any indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the term of the notes.

                                             1997     1998      1999      2000      2001      2002
                                             -----   -------   -------   -------   -------   -------
January....................................  786.16   980.28   1279.64   1394.46   1366.01   1130.20
February...................................  790.82  1049.34   1238.33   1366.42   1239.94   1106.73
March......................................  757.12  1101.75   1286.37   1498.58   1160.33   1147.39
April......................................  801.34  1111.75   1335.18   1452.43   1249.46
May........................................  848.28  1090.82   1301.84   1420.60   1255.82
June.......................................  885.14  1133.84   1372.71   1454.60   1224.42
July.......................................  954.29  1120.67   1328.72   1430.83   1211.23
August.....................................  899.47   957.28   1320.41   1517.68   1133.58
September..................................  947.28  1017.01   1282.71   1436.51   1040.94
October....................................  914.62  1098.67   1362.93   1429.40   1059.78
November...................................  955.40  1163.63   1388.91   1314.95   1139.45
December...................................  970.43  1229.23   1469.25   1320.28   1148.09

     The following table sets forth the closing values of the S&P 500 Index on the last index business day of each year from 1947 through 2001, as published by S&P. The historical performance of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given that the value of the S&P 500 Index will not decline (or increase insufficiently) and thereby reduce or eliminate the index return amount.

                      YEAR END CLOSING VALUE OF THE INDEX

                       YEAR END
                       CLOSING
YEAR                    VALUE
----                   --------
1947.................    15.30
1948.................    15.20
1949.................    16.79
1950.................    20.43
1951.................    23.77
1952.................    26.57
1953.................    24.81
1954.................    35.98
1955.................    45.48
1956.................    46.67
1957.................    39.99
1958.................    55.21
1959.................    59.89
1960.................    58.11

                       YEAR END
                       CLOSING
YEAR                    VALUE
----                   --------

1961.................    71.55
1962.................    63.10
1963.................    75.02
1964.................    84.75
1965.................    92.43
1966.................    80.33
1967.................    96.47
1968.................   103.86
1969.................    92.06
1970.................    92.15
1971.................   102.09
1972.................   118.05
1973.................    97.55
1974.................    68.56

                       YEAR END
                       CLOSING
YEAR                    VALUE
----                   --------

1975.................    90.19
1976.................   107.46
1977.................    95.10
1978.................    96.11
1979.................   107.94
1980.................   135.76
1981.................   122.55
1982.................   140.64
1983.................   164.93
1984.................   167.24
1985.................   211.28
1986.................   242.17
1987.................   247.08
1988.................   277.72

                       YEAR END
                       CLOSING
YEAR                    VALUE
----                   --------
1989.................   353.40
1990.................   330.22
1991.................   417.09
1992.................   435.71
1993.................   466.45
1994.................   459.27
1995.................   615.93
1996.................   740.74
1997.................   970.43
1998.................  1229.23
1999.................  1469.25
2000.................  1320.28
2001.................  1148.08

     The closing value of the S&P 500 Index on March 21, 2002 was 1153.59.

HISTORICAL CLOSING VALUES

     The following graph illustrates the historical performance of the S&P 500 Index based on the closing value on the last business day of December from 1947 through 2001. Past movements of the S&P 500 Index are not indicative of future S&P 500 Index values.

                    S&P 500 INDEX HISTORICAL CLOSING VALUES

                                    [GRAPH]

LICENSE AGREEMENT

     S&P and Salomon Smith Barney Holdings Inc. have entered into a non-exclusive license agreement providing for the license to Salomon Smith Barney Holdings, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the notes.

     The license agreement between S&P and Salomon Smith Barney Holdings provides that the following language must be stated in this pricing supplement.

     "The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Salomon Smith Barney Holdings (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Salomon Smith Barney Holdings or the notes. S&P has no obligation to take the needs of Salomon Smith Barney Holdings or the holders of the notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to be initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes."

     All disclosures contained in this pricing supplement regarding the S&P 500 Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Salomon Smith Barney Holdings, Salomon Smith Barney or the trustee assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a note. This summary supplements, and should be read in conjunction with, the section entitled "United States Federal Income Tax Considerations" in the prospectus supplement.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

TAX CHARACTERIZATION OF THE NOTES

     Salomon Smith Barney Holdings will treat each note for United States federal income tax purposes as a single debt instrument issued by Salomon Smith Barney Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a note, agrees to this treatment of the note and to report all income (or loss) with respect to the note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

UNITED STATES HOLDERS

     Taxation of Interest. A United States holder (as such term is defined in the prospectus supplement) of a note will recognize income (or loss) on a note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 5.57% (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a note will be assumed to be entitled to receive, in respect of each note, a payment of $1,312.23 at maturity (the "Projected Payment Amount"). The Projected Payment Amount is calculated as the amount required to produce the comparable yield, taking into account the note's issue price.

     The comparable yield and the Projected Payment Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Salomon Smith Barney Holdings with respect to the actual yield of, or payment to be made in respect of, a note. The comparable yield and the Projected Payment Amount do not necessarily represent Salomon Smith Barney Holdings's expectations regarding such yield, or the amount of such payment.

     Each note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because a United States holder must accrue income at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the note for all days during the taxable year that the United States holder owns the note. As a result, a United States holder of a note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a note in taxable income each year, even though cash payments will be made with respect to the notes only at maturity.

     The daily portions of Tax OID on a note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a note at the beginning of the accrual period by the comparable yield of a note (appropriately adjusted to reflect the length of the accrual period). The

"adjusted issue price" of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the note for each of the following periods: $41.36 in 2002; $58.00 in 2003; $61.40 in 2004; $64.65 in 2005; $68.26 in 2006; and $18.56 in
2007.

     Disposition of the Notes. When a United States holder sells, exchanges or otherwise disposes of a note (including upon repayment of the note at maturity) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the note and the United States holder's tax basis in the note. A United States holder's tax basis (i.e., adjusted cost) in a note will be equal to the United States holder's original purchase price for such note, plus any Tax OID accrued by the United States holder.

     If the amount received on the note at maturity exceeds the Projected Payment Amount, the United States holder will be required to include such excess in income as ordinary interest at maturity. Alternatively, if the amount received at maturity is less than the Projected Payment Amount, the difference between the Projected Payment Amount and the amount received at maturity will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the note for the taxable year in which maturity occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss.

     Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such note for more than one year, and a short-term capital loss in other cases. Long-term capital gains of individuals are eligible for reduced rates of taxation.

     Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular United States holder of notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes.

NON-UNITED STATES HOLDERS

     Under current United States federal income tax law, withholding of United States federal income tax will not apply to a payment on a note to a holder that is not a United States holder (a "non-United States holder"), provided that (1) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Salomon Smith Barney Holdings entitled to vote and is not a controlled foreign corporation related to Salomon Smith Barney Holdings through stock ownership and (2) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-United States holder.

     A non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

     Notwithstanding the above, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a note or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a note. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

     United States information reporting requirements and backup withholding tax will not apply to payments on a note if the beneficial owner (1) certifies its non-United States status under penalties of perjury or satisfies documentary evidence requirements for establishing that it is a non-United States person, or
(2) otherwise establishes an exemption.

     Information reporting requirements will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker, provided that such broker derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States, is not a controlled foreign corporation for United States federal income tax purposes; and is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a United States trade or business.

     Backup withholding tax will not apply to the payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any broker. However, information reporting requirements will be applicable to such payment unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-United States person and other conditions are met or
(2) the beneficial owner otherwise establishes an exemption. Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a note by the U.S. office of a broker, unless the beneficial owner certifies its non-United States person status under penalties of perjury or otherwise establishes an exemption.

     For purposes of applying the above rules for non-United States holders to an entity that is treated as fiscally transparent, such as a partnership or trust, the beneficial owner means each of the ultimate beneficial owners of the entity.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain fiduciary requirements with respect to "employee benefit plans" (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of ERISA ("Plans") and on persons who are fiduciaries with respect to such Plans. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan or of a plan described in Section 4975(e)(1) of the Code (including individual retirement accounts, individual retirement annuities and Keogh plans) that are subject to
Section 4975 of the Code (also, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Governmental plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code.

     Salomon Smith Barney Holdings, directly or through its affiliates, may be considered a party in interest or a disqualified person with respect to Plans. The purchase and holding of the notes by a Plan (or any other entity whose assets include plan assets that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code) and with respect to which Salomon Smith Barney Holdings or any of its affiliates is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or

Section 4975 of the Code, unless the notes are acquired and held pursuant to and in accordance with an applicable exemption. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, depending in part on the type of Plan fiduciary making the decision to acquire the notes and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction Class Exemption ("PTCE") 84-14 (for certain transactions engaged in by an independent qualified professional asset manager), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (for certain transactions involving insurance company general accounts) and PTCE 96-23 (for certain transactions engaged in by an in-house asset manager).

     By its purchase of the notes, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of the notes through and including the date of disposition of such notes either (i) that it is not a Plan, a government plan or an entity the assets of which are deemed to be "plan assets" under ERISA regulations, or (ii) that the acquisition, holding and disposition of the notes by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code (or, in the case of a governmental plan, substantially similar law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied. Any plans or other entities whose assets include plan assets subject to ERISA, Section 4975 of the Code or substantially similar federal, state or local law should consult their advisors and/or counsel.

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                        ------
              PRICING SUPPLEMENT
Summary Information -- Q&A............    PS-2
Incorporation of Certain Documents by
  Reference...........................    PS-9
Risk Factors Relating to the Notes....   PS-10
Description of the Notes..............   PS-14
Description of the S&P 500 Index......   PS-18
Certain United States Federal Income
  Tax Considerations..................   PS-22
ERISA Matters.........................   PS-24
            PROSPECTUS SUPPLEMENT
Risk Factors..........................     S-3
Important Currency Information........     S-6
Description of the Notes..............     S-7
United States Federal Income Tax
  Considerations......................    S-31
Plan of Distribution..................    S-38
Legal Matters.........................    S-39
                  PROSPECTUS
Prospectus Summary....................       2
Forward-Looking Statements............       6
Salomon Smith Barney Holdings Inc.....       7
Use of Proceeds and Hedging...........       8
Ratio of Earnings to Fixed Charges....       9
European Monetary Union...............      10
Description of Debt Securities........      11
Description of Index Warrants.........      18
Book-Entry Procedures and
  Settlement..........................      21
Limitations on Issuances in Bearer
  Form................................      22
Plan of Distribution..................      23
ERISA Matters.........................      25
Legal Matters.........................      25
Experts...............................      25

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                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.
                               MEDIUM-TERM NOTES

                                  $20,000,000
                              PRINCIPAL-PROTECTED
                              NOTES LINKED TO THE
                                 S&P 500 INDEX

                               DUE APRIL 4, 2007
                       ($1,000 PRINCIPAL AMOUNT PER NOTE)
                                  ------------

                               PRICING SUPPLEMENT

                                 APRIL 4, 2002
                     (INCLUDING PROSPECTUS SUPPLEMENT DATED
                       MARCH 1, 2001 AND PROSPECTUS DATED
                               FEBRUARY 23, 2001)
                                  ------------
                              SALOMON SMITH BARNEY
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